T:\flh\vca10nsarGT





     This report is signed on behalf of the
Registrant in the City of Newark and State of New
Jersey on the 26th day of February, 1998.



           The Prudential Variable Contract Account-10





Witness: /s/ Caren Cunningham____            By:
/s/ Grace Torres
     Caren Cunningham
Grace Torres
     Assistant Secretary
Treasurer